TERMINALING SERVICES AGREEMENT

FOR

COMMINGLED PRODUCTS

FUEL STREAMERS, INC.

AND

INTERCONTINENTAL FUELS, LLC

HOUSTON, TX

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

TABLE OF CONTENTS

1.	Services /Reports/Documentation/Audit	1
2.	Fees, Charges and Minimum Throughput Obligations	2
3.	Operations, Facilities, Receipts and Deliveries /Indemnification	2
4.	Title and Custody	6
5.	Product Loans and Exchanges	7
6.	Product Measurement	7
7.	Product Loss Allowance	8
8.	Force Majeure	8
9.	Availability of Facilities	9
10.	General/Notices	9
11.	Assignability	10
12.	Compliance with Law	10
13.	Fixtures and Equipment	11
14.	Default and Remedies	11
15.	Insurance, Liability and Indemnity	12
16.	Conflict of Interes

	Attachment “A”	14

	Attachment “B”	17

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

TERMINALING SERVICES AGREEMENT

This Terminaling Services Agreement for Commingled Products (this “Agreement”) is made on the 16th day of December 2007 by and between Intercontinental Fuels, LLC, (“Owner”), with offices at Houston, Texas, and FUEL STREAMERS, INC (“Customer”), with offices at 17617 Aldine Westfield Rd. Houston, TX 77073 (referred to herein individually as “Party” and collectively as “Parties”) for commingled terminaling services at the described terminal upon the terms and conditions herein set forth.

1.	SERVICES/REPORTS/DOCUMENTATION/AUDIT:

1.1
Pursuant to this Agreement, Owner shall, at Owner’s terminal facility located at 17617 Aldine Westfield Rd., Houston, Texas  77073, (the “Terminal”) , provide services related to the receipt, storage, throughput, custody and delivery of said Customer’s Product to and from Customer or on behalf of Customer.  Owner agrees to receive, store, and deliver Product into and out of the Terminal and provide the facilities reasonably necessary to perform such services and provide such additional services as may be set forth under this Agreement and attachments hereto, for the fees, rates and charges, and in accordance with the terms and conditions, herein contained.  Said services shall be performed in a manner consistent with practices in the US terminal industry and in compliance with applicable laws, rules, regulations and ordinances.

1.2
On each day of activity, Owner shall fax to Customer a statement of receipts deliveries, transfers and ending inventory.  Said statements shall be emailed to [Confidential treatment claimed pursuant to Rule 24b-2]

1.3	Owner shall provide to Customer copies of documentation of receipts, transfers, and/or deliveries as set forth herein and as otherwise reasonably requested.

1.4
Within fifteen (15) days following the end of each calendar month during the term of this Agreement, Owner shall submit to Customer statements recording the volume of Customer’s Product received into and delivered from the Terminal during the preceding calendar month, together with a statement of amounts due for services provided during the preceding 30 day period.  The said monthly invoice shall include charges for minimum throughput obligation charges as may be set forth on Attachment “A”.  Said statement and invoices shall be mailed to Customer at [Confidential treatment claimed pursuant to Rule 24b-2].

1.5	Each Party shall maintain a true and correct set of records pertaining to its performance of this Agreement and all transactions related thereto and shall retain copies of all such

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

records for a period of not less than three years following termination or cancellation of this Agreement. Upon reasonable request, a Party may audit such records of the other Party.

2.	FEES, CHARGES, AND MINIMUM THROUGHPUT OBLIGATIONS:

2.1
Customer agrees to pay Owner any and all charges and fees accruing hereunder for services rendered and as otherwise set forth herein and in Attachment “A”.  The fees, rates and charges shall be subject to any applicable escalation set forth in said Attachment “A”.

2.2
All fees, rates, and  charges shall be due and payable immediately upon within 30 days of Customer’s receipt of Owner’s invoice for same, but such fees, rates and charges shall not be deemed to be past due/overdue until the expiration of 20 days after Customer’s receipt of Owner’s invoice for same.

2.3
The Parties acknowledge and agree that the minimum throughput volume requirement of each Product covered by this Agreement for each term (or partial term, as may be specified in Attachment “A” hereof is specified in Attachment “A”.  Should Customer fail to deliver the minimum quantities specified, as set forth in Attachment “A”, (except for deficiencies due to force majeure reasons specified herein , or Owner’s sole inability to receive Customer’s shipments due to insufficient storage availability), Customer shall be obligated to pay a deficiency charge equal to the deficient barrel number multiplied by the applicable throughput fee, specified in Attachment “A”, in addition to other fees, rates and charges therein provided.  Said deficiency charge will be reconciled every  two years.

3.	OPERATIONS, FACILITIES, RECEIPTS AND DELIVERIES/INDEMNIFICATION:

3.1
Unless otherwise agreed by the Parties, Customer’s Product shall be delivered to the Terminal, by or on behalf of Customer, via the valid delivery modes available at the Terminal (as specified in Attachment “A”) free of any charge to Owner.

3.2
Receipts and deliveries shall be handled within the normal business hours of the Terminal, which are specified on Attachment “A”, or as otherwise agreed herein.  As reasonably required by circumstances, Owner may make temporary changes in business hours, without Customer’s approval.  Owner shall notify Customer of such temporary changes in advance or as soon after implementation as is practicable.

3.3	Customer shall provide and maintain updated forecasts of scheduled deliveries of Product to the Terminal, which forecasts shall include details as to type, grade and quantity of each Product.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

All receipts and shipments of Product shall be arranged by Customer, and Owner shall be responsible only to receive or discharge Product.  Customer shall notify Owner of tentative in-bound shipment arrival dates and volumes reasonably in advance of estimated arrival dates.  Upon receipt of such nomination, Owner shall, within 24 hours, advise Customer of Terminal acceptance or rejection of said nomination.  Customer or Customer’s agent shall notify Owner of revised estimated arrival dates promptly as known and shall give confirmatory notice of a 24 hour window of the estimated arrival date and time approximately 48, 24 and 12 hours in advance.  Unless Owner otherwise agrees, receipts and deliveries outside of the 24 hour window shall be handled on a first come, first served basis.  If the Terminal will not be available to receive or deliver Customer’s Product at the expected arrival time, the Owner shall advise as to the earliest time when Customer’s Product may be received or delivered.  Owner shall not be liable for delays which are not caused by Owner’s acts or omissions or due to force majeure events.

3.4	Owner shall provide suitable piping and related facilities reasonably necessary for the receipt of Product to and from the Terminal.

3.5
(a.)   Customer warrants to Owner that any and all Product tendered by or for the account of Customer for receipt by the Terminal shall conform to the specifications for such Product set forth in Attachment “B” herein, and herein comply with industry standards and all applicable laws, rules and regulations.  Owner shall not be obligated to  receive Product into the Terminal which is contaminated or otherwise fails to meet said specifications, nor shall Owner be obligated to accept Product which fails to meet quality specifications set forth in Attachment “B”.  In the event that Product received from Customer does not meet specifications or is contaminated, Owner shall promptly notify Customer.  Owner may take such action as deemed reasonably necessary to remedy any effects of said off-specification or contaminated Product, including transfer of the Product to another facility and cleaning and repair of tanks, lines and other Terminal equipment.  It is therefore understood that Owner shall be entitle to rely upon the specifications and representations of Customer as to Product quality.  Customer shall indemnify and hold Owner harmless from and against any and all damages, costs, expense (including not by limitation reasonable attorney’s fees), penalty or fine(s) incurred by Owner and arising out of or related to the delivery to the Terminal of Customer’s Product which does not comply with the requirements of this Agreement; provided, however, that written notice of any such claim for such damages, costs, expense, penalty or fine is given by Owner to Customer within ninety (90) days of receipt of such Product at the Terminal by Owner.  Where Customer is at fault, the maximum liability of Customer shall not exceed, and is strictly limited to, costs and reasonable expenses actually incurred by Owner and Owner’s other customers (“Other Customers”) in damage to Product, equipment, cleaning and repairing tank facilities, tank trucks and other vessels into which such Owner’s and Owner’s Other Customer’s Product was delivered at or from the Terminal, plus any fines and penalties actually levied against Owner or Other Customers by reason of such Customer’s fault.  In the event Customer knows, or has reason to believe, that any Product so tendered does not conform with these requirements, Customer shall notify Owner thereof as soon as possible, whereupon, Owner may elect to refuse tender or, if Owner has accepted Product into Terminal, Owner may make such disposition of the non-conforming Product as deemed prudent.  Notwithstanding anything to the contrary herein, Owner’s indemnities under this Agreement shall not apply with respect to non-conforming Product.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

(b.)   Prior to time of each receipt from Customer, a certificate setting forth quality, grade and other specifications shall be delivered to Owner.  Owner may, at Owner’s discretion, test Products received by the Terminal for the account of Customer to determine quality.  Such tests will performed by independent petroleum inspectors on samples taken prior to receipt of Product into the Terminal. Test shall be made in accordance with the latest ASTM standards and evidenced by appropriate certificate of testing.  Such certificate shall be conclusive of quality of Product tested.  Customer shall bear the reasonable cost of such independent testing, and shall reimburse Owner upon presentation of written invoice.

3.6
Owner shall redeliver to Customer, or to such third parties as Customer may direct, the Product held by Owner at the Terminal for the account of Customer.  Customer shall be responsible  to provide documentation required to authorize deliveries for or on its behalf from the Terminal.  Where Product is to be delivered from the Terminal via Terminal loading racks such deliveries shall be made only upon the written  authorization of Customer and only to properly qualified and authorized individuals.

3.7
Except to the extent caused by Customer’s negligent acts or omissions, Owner assumes the responsibility for contamination occurring while Product is in storage.  Owner warrants to Customer that any and all Product delivered to Customer from the Terminal shall conform to the specifications for such Product set forth in Attachment “B” and herein, and shall comply with industry standards and all applicable laws, rules and regulations.  The maximum liability of Owner shall not exceed, and is strictly limited to, the difference between the value of the Product delivered to the Terminal and the value of the Product subsequently received by the Customer, plus the reasonable costs and expenses actually incurred by Customer and Customer’s immediate purchaser in damage to Product, equipment, cleaning and repairing tank trucks, and facilities, into which such Product was delivered at the Terminal, plus and fines and penalties actually levied against Customer or Customer’s immediate purchaser.  Owner has the option, in lieu of payment for Product, to replace such Product.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

3.8
In the event and to the extent that Owner suffers damages, expenses, costs, claims, actions, fines, or penalties arising out of or related to the receipt or delivery of Customer’s Product to and from the Terminal or associated with the installation, maintenance, or removal of Customer’s equipment at the Terminal, to the extent that are the same caused by Customer’s negligent or willful act or omission and further to the extent that the same are not caused by Owner’s negligent or willful act or omission, Customer shall indemnify and hold Owner harmless there from.

3.9
If any governmental body requires installation of any alteration or addition to any tank or other equipment at the Terminal which is used in relation to this Agreement, for purposes of compliance with applicable Federal, State or local law or regulation, or to prevent or reduce noise, the emission into the atmosphere of smoke, dust, fumes, vapors, or other matters caused by the Products or discharge of any matter into the environment, Owner shall notify Customer of its prorated cost of making any such installation or alteration.  If Customer elects to not share in such cost, the Owner may terminate this Agreement by giving Customer notice of its intention no later than 30 days prior to the date upon which such improvement, alteration or addition is required by the governmental body.  If Owner or Customer does not so terminate this Agreement, Owner may make such improvement, alteration or addition and Customer will pay its proportionate share of the costs (which will be determined by dividing the volume of Customer Product through the piece of equipment upgraded by the total volume of product through said equipment), said costs to be prorated monthly over the remaining Term which can be extended under mutually acceptable terms. In addition to     installation costs, these costs include engineering and interest expense (at a rate of 1% over the prime lending rate on the date of completion of such installation), and subsequent reasonable expenses of operating or maintaining such installation (if any).

3.10
If a special method of terminaling Product is required, the Customer shall notify Owner in writing giving Owner sufficient time to take the necessary preparatory measures.  Failing such notice Owner shall not be liable for losses and/or damage incurred, due to special method not employed, during the terminaling of Products in question.  Owner shall not be obligated to provide any special terminaling service for which it is not equipped or prepared to provide.

3.11
If any Terminal equipment necessary to provide service pursuant to this Agreement is or becomes non-functional for an unreasonable period of time, except to the extent any such non-functioning is caused by a Force Majeure Event or the act of omission of Customer, any minimum throughput requirement set forth on Attachment “A”, shall be reduced by an equitable amount, for so long as the system remains inoperable, or for so long as substantially equivalent and convenient substitute systems are not provided; provided, however, if the system remains inoperable and if substantially equivalent and convenient substitute systems are not provided for a period of 90  consecutive days or more, the Customer may terminate this Agreement by giving Owner ten (10) day’s notice thereof.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

3.12
If Owner’s use of the Terminal for the handling of Product shall be substantially and materially restrained or enjoined by judicial process, or terminated by municipal or other government authority or by right of eminent domain, either Party may terminate this Agreement upon written notice to the other Party.

4	TITLE AND CUSTODY:

4.1
Title to Customer’s Product shall remain with Customer at all times subject to any lien in favor of Owner created pursuant to the terms of this Agreement.  If Customer desires to insure its Product it shall be responsible to do that at its sole cost and expense; Owner shall not be obligated to insure Customer’s Product.

4.2	Owner’s custody of Customer’s Product shall be as follows:

a.  Where Customer’s Product is to be received via a pipeline, Owner’s custody begins when  said Product reaches Owner’s first valve at the Terminal downstream of the pipeline delivery station.

b.  Where Customer’s Product is to be received via a tank truck pipeline, Owner’s custody begins when said Product reaches Owner’s first valve at the Terminal downstream of the truck pump or hose.

c.   Where Customer’s Product is to be delivered to tank trucks, Owner’s custody shall cease upon reaching Owner’s dry break coupler at the loading rack at the terminal.

d.  Upon delivery to Customer or Customer’s designee, as provided above, Owner shall have no responsibility for any loss, damage or injury to persons and/or property arising out of possession or use of the Product, except to the extent that such loss, damage and/or injury may be caused by the negligent or wrongful acts or omissions of Owner.

e.  Customer shall pay any and all taxes, licenses, fees or other charges and/or assessments, (including any charge or payment in lieu thereof), including inventory and product ownership taxes, if any, on Customer’s Product and Customer’s property at the Terminal.  Customer shall pay applicable sales tax an terminal services.  Customer shall reimburse Owner for any costs or expense incurred by Owner in association with the type of tax, expense, fee or cost referenced in this subsection.

4.3
Except for any operator lien allowed by law, Owner shall not allow any lien or encumbrance against the Product and shall indemnify, defend and hold Customer harmless from and against all claims and damages, including attorney’s fees, resulting there from.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

5.	PRODUCT LOANS AND EXCHANGES:

5.1
This Agreement is for commingled services.  Customer’s Product may be handled, stored and commingled with products of like grade and quality belonging to others as customary or prudent to normal Terminal operations.

5.2
Product loans from one terminal customer’s inventory to that of another will be allowed, subject to written permission granted beforehand by the lending customer, and proper accounting for loans.   Routine assurances will be given to all parties that negative inventories will not exceed reasonable deficiencies and prompt action will be taken to restore positive balances.

5.3
Terminal customers (including Owner), from time to time, may exchange volumes of Product at the Terminal in order to maintain continuity of deliveries.  Such exchanges will be made (including the transfer of Product among the Terminal tankage) only after specific exchange agreements are executed.

6.	PRODUCT MEASUREMENT:

6.1
Quantities of Product received into and delivered from the Terminal shall be determined by gauge readings of tanks before and after each shipment and tank truck meter bills of lading for truck deliveries.  The quantities in storage at any time shall be determined from Terminal inventory records of receipts and deliveries.  Inventory records of Product shall be verified against the sum of the material in Terminal tanks as well as line charge.  Gauging of Product received, delivered and in storage shall be taken jointly by representatives of the Parties:  provided that if Customer does not have representatives present for gauging, Owner’s gauging shall be conclusive.  Customer shall have the right to use certified public inspectors at its own expense.

6.2	(a) Quantities of Product received into tanks shall be determined by tank gauges.
(b)  Quantities of Product delivered into tank trucks shall be determined by proved loading rack meters.

6.3
Quantity determinations shall be corrected to sixty degrees Fahrenheit (60 F°) based on a U.S. gallon of two-hundred thirty-one (231) cubic inches and forty-two (42) gallons to the barrel, or metric equivalents, in accordance with the latest supplement or amendment to appropriate ASTM Petroleum Measurement Tables.

6.4
Owner will furnish Customer with daily inventory reports, bills of lading and monthly inventory reports.  Owner certifies to Customer the accuracy of all gauging and Terminal records as to quantities, and grants Customer reasonable access during normal business hours for purposes of examination, testing and audit of Terminal records pertaining to the receipt, handling, storage and delivery of Customer Product.  Customer may at its sole cost and expense, utilize independent testing services and independent auditors for such purposes, and Owner shall grant reasonable access to such representatives for said purposes.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

7.	PRODUCT GAINS AND LOSSES:

7.1
During such time as Owner is the custodian of Product, and Tank roofs are floating Owner will indemnify Customer against any unexplained Product loss due to evaporation, shrinkage, line loss and clingage.

7.2
Customer agrees to provide sufficient inventory to maintain Customer’s pro-rata share of tank bottoms and heels. Customer further agrees to absorb any and all gains and losses for  distillate fuels.  Owner  will add to and delete from Customer’s inventory on a routine basis based upon the actual gains and losses in the tanks.

7.3
Losses of Customer’s Product at the Terminal resulting from fire, lightning, and extended coverage perils shall be the sole responsibility of Customer, and Customer waives all claims against Owner for any such losses; provided however, if a fire or other extended coverage peril is caused in whole or part by the negligent acts or omissions of Owner, then Owner shall be liable to Customer, in accordance with Paragraph 7.1, but only to the extent of Owner’s proportionate share of any such losses caused in whole or in part by Owner.

8.	FORCE MAJEURE:

8.1
If either Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to pay funds due, that Party shall give the other Party prompt written notice of the force majeure with reasonably full particulars thereof; thereupon, the obligations of the Party giving notice, so far as they are affected by the force majeure, shall be suspended during, but not longer than, the continuance of the force majeure.  The affected Party shall use all reasonable diligence to remove the force majeure as quickly as possible.

8.2
The requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming force majeure contrary to its wishes.

8.3
The term “force majeure” as herein employed shall mean an Act of God, strike, lockout, or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, blackout, governmental restraint, unavailability of equipment, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

8.4
If either party is rendered unable to perform by reason of force majeure for a period in excess of 120 days, then the other Party may terminate this Agreement upon written notice to the Party claiming force majeure.

9.	AVAILABILITY OF FACILITIES:

9.1
Customer shall have the right, reasonably exercised (1) to observe and verify Owner’s performance of its services hereunder and (2) to have ingress and egress to, from and within the Terminal to the extent required for the purposes of this Agreement.  Customer shall exercise none of such rights in any way, which will materially and unreasonably interfere with or diminish Owner’s control over or its operation of the Terminal, and Customer shall be subject to reasonable rules and regulations affecting the Terminal promulgated by Owner from time to time.  Customer acknowledges and agrees that under this Agreement no Customer vehicles or vehicles acting on behalf of Customer shall be granted access to the Terminal until the Owner thereof has been properly qualified and has executed the then-current Terminal Access Agreement.

9.2
Customer shall cause all persons receiving or delivering its Product to utilize only those portions of the Terminal facilities designated for such purposes by Owner and only for the period of time required for expeditious completion of such receipt and delivery.

9.3
Customer acknowledges that any grant of the right of access to the Terminal hereunder or under any document related hereto shall be a grant merely a license and shall convey no interest in or to the Terminal or any part thereof, and may be withdrawn by Owner at its discretion.

10.	GENERAL / NOTICES:

10.1
Any notice required under this Agreement , shall be deemed received if delivered by United States mail, certified or registered, return receipt requested, confirmed overnight courier service, or confirmed facsimile transmission addressed as follows:

Customer	Owner
CONTRACT MATTERS	Intercontinental Fuels, LLC
[Confidential treatment claimed pursuant to Rule 24b-2]

INVOICES - FINANCIAL
[Confidential treatment claimed pursuant to Rule 24b-2]

10.2	The term of this Agreement shall be set forth in Attachment “A”.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

10.3	This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and may not be amended without the prior written consent of the Parties hereto.

10.4	THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAW RULES.

11.	ASSIGNABILITY:

11.1
This Agreement shall be binding upon and shall inure the benefit of the successors and permitted assigns of the Parties; provided, however, that this Agreement and the obligations of the Parties hereunder shall not be assignable by either Party without the express prior written consent of the other Party, which consent shall not be unreasonably withheld provided, however, Owner may assign to any bank or other financial institution Owner’s right to receive any and all fees, rates, and charges to be received by it from Customer under this Agreement.

12.	COMPLIANCE WITH LAW:

12.1
The Parties, and the customers, carriers and contractors of each, shall be separately and solely responsible for compliance with all laws, rules, regulations, ordinances, order and decrees specifically applicable to such Party or person, and such Party’s or person’s products, facilities and equipment.

12.2
Owner, as operator of the Terminal, shall have no responsibility with regard to Customer’s obligations under any state or federal mandatory allocation program applicable to Customer’s Products, and Customer agrees that any restrictions placed on withdrawals by Customer or its purchasers will be solely Customer’s responsibility to administer.

12.3
Government Regulations:  Each Party warrants that the Products it delivers hereunder will be delivered and handled in material compliance with all federal, state and local laws and regulations.  Owner warrants that it may lawfully receive, store, sell, use and transport such Products in interstate and intrastate commerce, and agrees to furnish Customer any evidence required to prove compliance with such laws, regulations and proclamations and to file with governmental agencies reports evidencing such compliance if required by such law, regulations, and proclamations.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

13.	FIXTURES AND EQUIPMENT:

13.1
All fixtures, equipment and appurtenance attached to the tanks, pipelines and other facilities of the Terminal by either Party (except for special equipment paid for by Customer which it may remove provided Customer pays for all damage caused thereby) shall be and remain the property of Owner.  Customer may install no such items without the prior written permission of Owner.

14.	DEFAULT AND REMEDIES:

14.1
Should Customer default in the prompt performance and observance of any material terms or conditions of this Agreement, including those relating to the payment of money, and such default shall continue for thirty (30) or more days after receipt of written notice thereof from Owner, or should Customer become insolvent, go into bankruptcy, voluntary or involuntary, or be placed in the hands of a receiver, then and in such event, any fees for services rendered or to be rendered, and any throughput fees required to be paid hereby for the whole remaining Term hereof shall, at the option of Owner become immediately due and payable, subject to the provisions of this Agreement that limit Customer’s liability, and Owner shall have the right, at its option, to terminate this Agreement.  Owner shall further have the right, in the event of Customer’s default hereunder, to exercise its operator’s contractual lien as hereinafter provided   refuse receipt and delivery of Customer’s Product and take such other action as it may deem reasonably necessary, which rights may be exercised as Owner determines, without waiver of any rights not so exercised, subject to the provisions of this Agreement that limit Customer’s liability.

14.2
Should Owner fail in its obligations hereunder, and such failure continue for more than 30 days after written notice thereof from Customer, then Customer, in addition to any other rights provided by applicable law, may terminate this Agreement and collect appropriate damages accorded to Customer under law subject to the provisions of this Agreement which may limit liability.

14.3
Owners, as Terminal operator and bailee of Customer’s Products, is hereby granted a first and preferred lien on the Product and any property of Customer located at the Terminal from the time of receipt until delivery to Customer, to secure the payment of all sums due from Customer as a result of services provided by this Agreement. In the event customer should fail to pay sums owed by it to Owner or otherwise cause a default under this agreement after notice as above provided, Owner may proceed in law to enforce its lien to satisfy all contractual of Customer, including all cost, attorney fees, and expense incurred by Owner in the enforcement of its lien and the recovery of monies owed to it by Customer. All of Owner’s rights hereunder are subject to the provision of this Agreement that limit Customer’s liability.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

14.4
Within  sixty (60) days of termination of or default under this Agreement, subject to any lien in favor of Owner, customer shall remove from the Terminal its Product and comply with any provision of this Agreement requiring Customer to clean tanks in which Customer product was handled. Failure to do so within the allowed time period will result in Customer being liable to Owner for the cost of storage and handling of said Product at a rate Of $0.01 per barrel  per day storage in addition to any other fees rates payable to Owner by Customer hereunder or otherwise

14.5
Acceptance of Owner of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances, nor a waiver of any rights Owner may have under this Agreement or otherwise.

15.	INSURANCE, LIABILITY AND INDEMNITY:

15.1	Customer shall carry insurance covering Product inventories, if any be desired by Customer, at its own expense.

15.2	Owner shall not be liable for:

 (a)  loss of Customer’s Product  due to evaporation, shrinkage, line loss and clingage of product handled by Owner during the Term except to the extent   such losses are due to the fault of Owner and as otherwise specifically provided herein:
(b)  loss of Customer’s product associated with customer approved Product flushing to eliminate  residual particles or other contaminants from pipelines, tanks valves or pumps; and  or damages arising from any Force Majeure Event.

15.3
To the extent permitted by law, the Parties shall indemnify and hold each other, and each others’ parents and affiliates, and its and their officers, directors, managers, employees, members, stockholders and representatives harmless from and against any loss or liability, including legal expenses, arising out of or associated with any claim or cause of action arising from the indemnifying Party’s negligent or willful actions or omissions in the exercise of the privileges herein granted and obligations herein undertaken, for loss of or damage to property or natural resources, violation of any governmental laws, regulations, or orders, or injury to or death of persons including not by limitation Customer’s and Owner’s property and employees, contractors, agents and other representatives, in whole or in part caused by, resulting from, growing out of, or incidental to the indemnifying Party’s negligent or wrongful actions or omissions.  The indemnifying Party shall, at the option of the non-indemnified Party defend the indemnified Party at the indemnifying Party’s sole cost and expense in any litigation or administrative enforcement action involving the same; provided, however, that such indemnification and hold harmless shall not apply to claims for loss, damage, injury, or death, to the extent same arise out of indemnified Party’s negligent acts or omissions or willful actions or omissions.

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

15.4
Notwithstanding any other provisions of this Agreement to the contrary, Owner, as operator, of the Terminal shall indemnify Customer against and hold Customer harmless from all environmental claims, demands, actions, losses, damages, expenses, fees, fines, penalties, costs and liabilities of any nature or kind arising from Owner’s operation of the Terminal except to the extent that such claims, demands, actions, looses, damages, expenses, fees, fines, penalties, costs or liabilities arise out of Customer’s negligent or willful act or omission.

15.5
THE PARTIES AGREE THAT WHERE THE PERSONAL INJURY TO OR DEATH OF ANY PERSON, OR LOSS OF OR DAMAGE TO PROPERTY IS THE RESULT OF THE JOINT OR CONCURRENT NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF OWNER AND CUSTOMER, EACH PARTY’S DUTY OF INDEMNIFICATION SHALL BE IN PROPORTION TO ITS SHARE OF SUCH JOINT OR CONCURRENT NEGLIGENCE, OR WILLFUL ACTS OR OMISSIONS.

15.6	Neither Party shall be liable to the other under any circumstances for special, indirect or consequential damages, punitive damages, loss of profits or loss of new business.

EXECUTED the day and year first above written.

INTERCONTINENTAL FUELS, LLC.

By:	/s/

Michael A. Turchi, General Manger

FUEL STREAMERS, INC

By:	/s/

B. J. Burney, President

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

ATTACHMENT “A”

CUSTOMER:  [Confidential treatment claimed pursuant to Rule 24b-2]

FACILITY:  Intercontinental Fuels, LLC – North Houston Terminal

17617 Aldine Westfield Rd., Houston, TX  77073

A.	PRODUCT

Customer may throughput the following products under this Agreement:

Product

• #2 Distillate Fuel – Low Sulfur, 500 ppm maximum

• #2 Distillate Fuel – Ultra Low Sulfur, 15 ppm maximum

• B100

B.	RATES AND VOLUME OBLIGATION:

(i)	Throughput Fees and Volume Obligation: - Customer shall pay the fees as described below:

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

Tankage	Volume	Rate	Monthly Charge
Commingled	0	$0	$0
Throughput	Minimum Volume	Rates	Minimum Charge Per Quarter
#2 Distillated Fuel		[Confidential treatment claimed pursuant to Rule 24b-2]
B 100		[Confidential treatment claimed pursuant to Rule 24b-2]
Additives		Rate
TxLED		[Confidential treatment claimed pursuant to Rule 24b-2]
BioDiesel Blending-in tank or rack		[Confidential treatment claimed pursuant to Rule 24b-2]
Red Dye		[Confidential treatment claimed pursuant to Rule 24b-2]

Customer agrees to provide a pro-rata share of tank bottoms and line fills in the following tank (s) as long as Customer maintains an inventory in Owner’s tank

C.	VALID DELIVERY MODES

Inbound via TEPPCO Pipeline
Outbound via tank truck

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

D.	OPERATING HOURS AND ADDITIONAL SERVICES

Receipts and deliveries of Product shall be made as follows:

(i)	Hours of Operation:

▪	24 hours per day, 365 days per year for automated tank truck loading

▪	Between the hours of 8:00 a.m. – 4:30 p.m., Monday through Friday (except for the holidays specified in the current Holiday Schedule) for tank truck receipts.

E.	ADDITIONAL SERVICES

For services requested by Customer which are outside the scope of this Agreement or services provided to Customer outside of the normal operating hours, Owner shall be reimbursed at the following rates:

▪	Overtime @ $48 per hour

▪	Holiday @ $72 per hour

A minimum charge of $225.00 will apply for each request.

F.	ESCALATION:

The fess, rates and charges payable for hereunder shall be escalated, effective on the last say of each annual anniversary of the date of commencement of the Agreement, beginning at the start of the next contract year, by the percentage increase between  the previous year Consumer price Index for all Urban Consumers (“CPI-U”) as published in the website of the Bureau of Labor and Statistics, U.S. Department of Labor and the current year CPI-U. In the event that the CPI Consumer Price index is no longer kept or published by an agency or entity of the U.S. Government, them the Parties will agree on a substitute index, which shall be related to inflation.

G.	TERM

The term of this Agreement shall be two years commencing upon December 16, 2007 upon  expiration of the initial two year period, this  Agreement shall automatically renew for two year periods unless terminated in writing by either Party at least 90 days prior to the expiration date of the then current term.  If notice of cancellation occurs less than 90 days prior to expiration date of the then current contract period, said cancellation shall be effective on the expiration date of the current contract period, said cancellation shall be effective on the expiration date of the contract period immediately following the then current contract period

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.

H.	HOLIDAY SCHEDULE

Owner currently recognizes the following holidays for 2008

New Year’s Day	Labor Day

Memorial Day	Thanksgiving Day

Independence Day (observance	Day after Thanksgiving Day

will not be July 4 if July 4	Christmas Eve

occurs on a weekend)	Christmas Day

Owner shall provide Customer advance notice of the exact date of each holiday and any other day(s) when Terminal shall have a closure associated with an extraordinary event or maintenance.

ATTACHMENT B

PRODUCT SPECIFICATIONS

Reserved for product specifications and or MSDS sheets

Terminaling Services Agreement – Commingled Products – Fuel Streamers, Inc.